Filed Pursuant to Rule 433
Registration Statement No. 333-259205

October 31, 2021 RBC Large Cap US Tactical Equity Total Return Index Performance Factsheet Index Objectives: The RBC Large Cap US Tactical Equity Total Return Index is designed to meet or exceed riskadjusted returns relative to the benchmark by optimizing asset allocation between Large-Cap U.S. equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Large-Cap U.S. equities, on a monthly basis, to determine the exposure until the next monthly observation. Index Ticker Symbols: Bloomberg: RBCELTUT Index Thomson Reuters: .RBCELTUT Index Launch Date: February 18, 2019 Index Base Date: October 31, 2007 Asset Class: Equity Fixed Income (Cash) Allocations: E-mini S&P 500 Futures contract Federal Funds Rate Last Allocation Date: Benchmark: S&P 500 Total Return Index Bloomberg: SPXT Index Thomson Reuters: .SPXT Liquidity: The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume. Availability: Investors cannot invest directly in the Index. The Index can be used as an underlying for various investment vehicles to provide exposure to investors. Index Description The Index provides exposure to either Large-Cap U.S. equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre-defined Tactical Trigger: the 200 daily moving average (200 DMA) of the SPDR S&P 500 ETF Trust (Bloomberg: SPY US Equity; the ETF). The Index obtains exposure to Large-Cap U.S. equities by tracking the performance of the futures contract. On the specified monthly determination date, if the ETF is at or above its 200 DMA (a bullish trend), the Index will allocate to equity via the E-mini S&P 500 futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 200 DMA (a bearish trend). Performance1, 2 – Total Return (USD) 20 60 100 140 180 220 260 300 340 380 420 Index Benchmark Oct 07 May 09 Dec 10 Jun 12 Jan 14 Jul 15 Feb 17 Aug 18 Mar 20 Oct 21 Return (%) 2 Return p.a. (%) YoY Return (%) Index (USD) 1M 3M YTD 1Y 3Y 5Y Base ’16 ’17 ’18 ’19 ’20 Index (I) 7.0 5.0 23.6 42.2 9.6 12.4 9.3 12.4 21.1 6.7 16.7 -9.1 Benchmark (B) 7.0 5.1 24.0 42.9 21.5 18.9 10.4 12.0 21.8 -4.4 31.5 18.4 Variation (I) - (B) 0.0 -0.2 -0.4 -0.7 -11.9 -6.5 -1.1 0.4 -0.7 11.1 -14.8 -27.5 Volatility p.a. (%) 3 Sharpe Ratio4 12 Month Return Worst Drawdown Beta Index (USD) 1Y 5Y Base 1Y 5Y Base Best Worst (%) DUW5 1Y 5Y Index (I) 12.8 15.5 13.4 3.26 0.80 0.71 43.6 -19.8 -30.9 16 0.98 0.66 Benchmark (B) 12.8 19.2 20.8 3.30 1.03 0.58 77.8 -47.5 -54.8 53 1.00 1.00 Variation (I) - (B) 0.0 -3.8 -7.3 -0.04 -0.23 0.13 -34.2 27.7 23.9 -36 - - 1 Daily data from October 31, 2007 to October 31, 2021. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document 2 Source: Solactive AG, Bloomberg, RBC Capital Markets 3 Based on daily returns, annualized with a 252-day factor 4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor 5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline

 October 31, 2021  Allocation History1 (over last 12 months) Determination Date Allocation Date E-mini S&P 500 Futures Cash Index Performance * Benchmark Performance * October 11, 2021 October 13, 2021 100% 0% TBD** TBD** September 13, 2021 September 15, 2021 100% 0% -2.6% -2.5% August 16, 2021 August 18, 2021 100% 0% 2.0% 2.0% July 12, 2021 July 14, 2021 100% 0% 0.6% 0.7% June 14, 2021 June 16, 2021 100% 0% 3.7% 3.7% May 17, 2021 May 19, 2021 100% 0% 2.7% 2.8% April 12, 2021 April 14, 2021 100% 0% -0.2% -0.1% March 15, 2021 March 17, 2021 100% 0% 3.9% 3.9% February 12, 2021 February 17, 2021 100% 0% 1.2% 1.2% January 11, 2021 January 13, 2021 100% 0% 3.3% 3.3% December 14, 2020 December 16, 2020 100% 0% 3.0% 3.0% November 16, 2020 November 18, 2020 100% 0% 3.8% 3.9% 1 Determination Date was two business days prior to Allocation Date * Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (November 17, 2021)  Allocation Snapshot (as of October 31, 2021)  $500  $450 $400 $350 $300 $250 $200 $150 SPY Price Current Allocation 100% Equity  (as of October 13, 2021)  200 DMA SPDR S&P 500 ETF Trust (SPY) Oct 17 Apr 18 Oct 18 Apr 19 Oct 19 Apr 20 Oct 20 Apr 21 Oct 21 Characteristics Snapsho As of Last Determination Date (October 11, 2021) ILarge-Cap U.S. (SPY) 434.69 4.8% ABOVE 200 DMA As of Month End (October 31, 2021) ILarge-Cap U.S. (SPY) 459.25 9.3% Date Last Next Determination October 11, 2021 November 15, 2021 Allocation October 13, 2021 November 17, 2021 Monthly Returns (%, as of October 31, 2021) Index  2021 -1.2% 2.8% 4.4% 5.2% 0.7% 2.3% 2.4% 3.0% -4.7% 7.0% 23.6% 2020 -0.1% -8.4% -18.1% 0.0% 0.0% -0.5% 5.6% 7.2% -3.9% -2.6% 11.0% 3.7% -9.1% 2019 0.2% 0.2% 0.8% 4.1% -6.5% 7.0% 1.5% -1.8% 1.9% 2.1% 3.7% 2.8% 16.7% 2018 5.7% -3.8% -2.7% 0.3% 2.4% 0.6% 3.7% 3.2% 0.6% -3.3% 0.2% 0.2% 6.7% 2017 1.8% 3.9% 0.1% 1.0% 1.4% 0.6% 2.0% 0.2% 2.0% 2.4% 3.0% 1.1% 21.1% 2016 0.0% 0.0% 1.7% 0.4% 1.8% 0.2% 3.8% 0.1% -0.1% -1.8% 3.7% 2.0% 12.4% 2015 -3.1% 5.8% -1.6% 0.9% 1.3% -2.0% 2.2% -6.1% 1.5% 0.0% 0.0% 0.0% -1.8% Benchmark Jan 2021 -1.0% 2.8% 4.4% 5.3% 0.7% 2.3% 2.4% 3.0% -4.7% 7.0% 24.0% 2020 0.0% -8.2% -12.4% 12.8% 4.8% 2.0% 5.6% 7.2% -3.8% -2.7% 10.9% 3.8% 18.4% 2019 8.0% 3.2% 1.9% 4.0% -6.4% 7.0% 1.4% -1.6% 1.9% 2.2% 3.6% 3.0% 31.5% 2018 5.7% -3.7% -2.5% 0.4% 2.4% 0.6% 3.7% 3.3% 0.6% -6.8% 2.0% -9.0% -4.4% 2017 1.9% 4.0% 0.1% 1.0% 1.4% 0.6% 2.1% 0.3% 2.1% 2.3% 3.1% 1.1% 21.8% 2016 -5.0% -0.1% 6.8% 0.4% 1.8% 0.3% 3.7% 0.1% 0.0% -1.8% 3.7% 2.0% 12.0% 2015 -3.0% 5.7% -1.6% 1.0% 1.3% -1.9% 2.1% -6.0% -2.5% 8.4% 0.3% -1.6% 1.4%

 October 31, 2021  Summary of Index Methodology RBC Large Cap US Tactical Equity Total Return Index Tactical Trigger – Determined 2 Trading Days Before Allocation 200-day Moving Average SPDR S&P 500 ETF Trust (SPY) Monthly Allocation – Is Tactical Trigger Bullish or Bearish? Bullish Tactical Trigger SPDR S&P 500 ETF Spot above the Tactical Trigger E-mini S&P 500 Future + Federal Funds Rate OR Federal Funds Rate Bearish Tactical Trigger SPDR S&P 500 ETF Spot below the Tactical Trigger

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